Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
JULY 18, 2011

CHESAPEAKE ENERGY CORPORATION’S BUFFALO CREEK WELL IN WESTERN
OKLAHOMA REACHES RARE 60 BCF PRODUCTION MILESTONE

OKLAHOMA CITY, OKLAHOMA, JULY 18, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today announced its Buffalo Creek 1-17 well located in Beckham County, Oklahoma, recently surpassed cumulative gross production of more than 60 billion cubic feet of natural gas (bcf).  Chesapeake operates the well with an 82.6% working interest and a 65.8% net revenue interest.

Chesapeake originally spud the well in May 2002 and reached a total depth of approximately 21,000 feet in the Cunningham Sand of the Deep Springer formation with first sales commencing in December 2002.  The well averaged approximately 41 million cubic feet of natural gas (mmcf) per day for the first two years of production and is still producing approximately 8 mmcf per day.

Total gross capital expenditures to drill and complete the well were $8.5 million and subsequent operating expenses have been $1.4 million, or $0.024 per thousand cubic feet of natural gas equivalent (mcfe).  Total gross revenue has been approximately $320 million, which includes approximately $65 million paid to royalty owners and approximately $15 million paid in severance tax to the state of Oklahoma.  Total net cash flow from the well to the working interest owners has been approximately $230 million, or a multiple of 27 times the original cost of drilling and completing the well, and the realized price per mcfe has averaged $5.35.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “The Buffalo Creek 1-17 has certainly been a special well in the history of Chesapeake.  As early pioneers drilling deep conventional wells using 3-D seismic in the Anadarko Basin, the success of the Buffalo Creek 1-17 well initiated a process almost 10 years ago that has now led to Chesapeake owning the largest leasehold position in the Anadarko Basin.  This industry-leading leasehold position has proved to be exceedingly valuable as unconventional plays such as the Granite Wash, Cleveland and Tonkawa plays have emerged in areas in and around our traditional strongholds of conventional Anadarko Basin production.  We believe that this is only the sixth well in Oklahoma history to reach this remarkable milestone of 60 bcf of cumulative production and Chesapeake now operates four of the six most prolific natural gas wells ever drilled in Oklahoma.  I offer my congratulations to the entire Chesapeake Anadarko Basin team for being part of this historic well.”

McClendon added, “As a result of this well’s success and the many other successful Deep Springer wells we have drilled in the Anadarko Basin over the years that followed the drilling of the Buffalo Creek 1-17, we continue to pursue ultra-deep 3-D based Deep Springer drilling in the Anadarko Basin and we are currently operating three rigs in the play, where we believe at least another 185 wells can be drilled in the years ahead on our approximate 75,000 net acres of Deep Springer leasehold.”

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippian, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.